UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 29, 2006, Nanogen, Inc. (“Nanogen” or “we”) and Epoch Biosciences, Inc. (“Epoch”), a wholly-owned subsidiary of Nanogen, entered into a royalty interest assignment agreement (the “Assignment Agreement”) with Drug Royalty Trust 9, a Delaware trust acting through its manager, Drug Royalty Corporation Inc. (“DRC”), pursuant to which Epoch sold certain of its rights to receive royalty payments and related reports under the Second Amended and Restated Collaboration, License and Supply agreement, dated as of August 17, 2000 (as amended, the “License Agreement”), with Applera Corporation (“ABI”), for an aggregate payment of $20 million.

Under the terms of the Assignment Agreement, DRC is entitled to receive royalties generated under the License Agreement during the period July 1, 2006 through December 31, 2011 up to a specified threshold, above which Epoch and DRC will share royalties. If royalties generated under the License Agreement per year are less than a specified amount (the “Minimum Royalty Payment”), Epoch is required to make payment to DRC for such year in an amount required to achieve the Minimum Royalty Payment. Epoch retains the right to receive royalties under the License Agreement in respect of the period after December 31, 2011. Epoch has also designated DRC as its agent to inspect records of ABI relating to the royalty payments under the License Agreement.

Under the Assignment Agreement, Nanogen guaranteed Epoch’s obligations to make Minimum Royalty Payments under the Assignment Agreement. In connection with the sale, Epoch and DRC also entered into a security agreement (the “Security Agreement”), pursuant to which Epoch granted DRC a first priority security interest in the License Agreement and all of Epoch’s patents and know-how that were licensed to ABI under the License Agreement. Epoch will retain ownership of such patents and know-how so long as no event of default occurs and continues under the Security Agreement.

The royalties under the License Agreement are related to our patented MGB™ technology that has been licensed to ABI. Our MGB™ moiety facilitates and improves the design of oligonucleotides, such as allowing for the design of shorter probes with high sensitivity to mismatches, improving single nucleotide polymorphism detection, and allowing for multiplexing assays.

DRC is a privately-held healthcare investment company that purchases royalties on commercialized drugs and drugs with near term commercial visibility. DRC also invests capital by acquiring revenue based cash flows from companies within the life-sciences industry and can augment royalty and revenue based investments with equity investments. DRC has built an international royalty portfolio of products including pharmaceutical and medical device technologies.

Item 2.01	Completion of Acquisition or Disposition of Assets

As disclosed in Item 1.01 above, on September 29, 2006, Epoch entered into the Assignment Agreement with DRC and sold certain of its rights to receive royalty payments and related reports under the License Agreement.

Item 7.01	Regulation FD Disclosure

On October 4, 2006, Nanogen issued a press release announcing the signing of the Assignment Agreement and the consummation of the royalty sale transaction described above. A copy of the press release is furnished as Exhibit 99.1 in this report.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The following document is filed as exhibit to this report:

99.1	Press Release dated October 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: October 4, 2006	By:	/s/ Robert Saltmarsh
	Name:	Robert Saltmarsh
	Title:	Chief Financial Officer